SCHEDULE B

TRANSACTIONS IN THE COMMON STOCK

BY SCOUT CAPITAL CORP.

Trades Executed on the Toronto Stock Exchange:

	Date	Number of Shares	Price (Cdn.)	Type of Transaction
1.	December 11, 2002	5,000	$0.60	Purchase